Exhibit D

                                  Beggs & Lane
                        Attorneys and Counsellors at Law
                              Post Office Box 12950
                            Pensacola, Florida 32576
                                 (904) 432-2451



                                November 27, 1996


Re:    Statement on Form U-1 of
       Gulf Power Company
       (herein called the "Company")
       File No. 70-8229


Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

       We have read the statement referred to above which relates to, among other things, the issuance and sale by the Company of $25,000,000 principal amount of First Mortgage Bonds,6 1/2% Series due November 1, 2006 (herein called the "Bonds"), and we are familiar with the proceedings thereunder.

       We are of the opinion that:

          (a) the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly authorized to do business as a foreign corporation in the States of Florida, Georgia and Mississippi;

          (b) the transactions have been consummated in accordance with such statement on Form U-1, as amended;

          (c) all state laws applicable to the transactions have been complied with;

          (d) the Bonds are valid and binding obligations of the Company in accordance with their terms; and

          (e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.


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Securities and Exchange Commission
November 27, 1996
Page 2



       We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing hereof with the Commission at the time of the filing by the Company of its certificate of notification pursuant to Rule 24.

                                               Very truly yours,

                                                /s/Beggs & Lane